EXHIBIT E
FORMS OF LETTERS FROM THE FUND TO MEMBERS IN CONNECTION WITH ACCEPTANCE OF OFFERS OF TENDER
 [______ __, 20__]
Dear Member:
Partners Group Private Equity (Master Fund), LLC (the “Fund”) has received and accepted for purchase your tender of all or a part of your limited liability company interest in the Fund (your “Interest”).
Because you have tendered and the Fund has purchased all or a part of your Interest, you are entitled to receive an initial payment in an amount equal to at least 95% of the value of the purchased Interest based on the unaudited value of the Fund as of December 31, 2016, in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to the account designated by you in your Letter of Transmittal no later than January 31, 2017, unless the repurchase date of the Interests in the Fund has changed.
A post-audit payment representing the balance of the purchase amount, if any, will be paid to you promptly after the completion of the Fund’s next annual audit according to the terms of the tender offer. We expect that the annual audit of the Fund’s financial statements will be completed by the end of May 2017.
If you are tendering only a portion of your Interest, you remain a Member of the Fund with respect to the portion of your Interest that you did not tender.
Should you have any questions, please feel free to contact State Street Bank and Trust Company at (888) 977-9790.
Sincerely,
Partners Group Private Equity (Master Fund), LLC

 [______ __, 20__]
Dear Member:
Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your interest in Partners Group Private Equity (Master Fund), LLC (the “Fund”).
Because you have tendered and the Fund has purchased all or a part of your interest in the Fund, you have been paid an amount equal to at least 95% of the value of the purchased interest in the Fund based on the unaudited value of the Fund as of December 31, 2016, in accordance with the terms of the tender offer. A cash payment in this amount has been wire transferred to the account designated by you in your Letter of Transmittal.
The balance of the purchase amount will be paid to you promptly after the completion of the Fund’s next annual audit according to the terms of the tender offer. We expect that the annual audit of the Fund’s financial statements will be completed by the end of May 2017.
Should you have any questions, please feel free to contact State Street Bank and Trust Company at (888) 977-9790.
Sincerely,
Partners Group Private Equity (Master Fund), LLC
Enclosure

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